As filed with the Securities and Exchange Commission on August 15, 2011

Registration No. 333-176057

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INSITE VISION INCORPORATED

(Exact Name of Registrant As Specified In Its Charter)

Delaware	2834	94-3015807
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy Ruane

Chief Executive Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Timothy R. Curry, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	36,978,440	$0.635 (2)	$23,481,309	$2,727
Common Stock, par value $0.01 per share, issuable upon exercise of warrants	14,791,376	$0.75 (3)	$11,093,532	$1,288
Total	51,769,816			$4,015 (4)

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock dividends, stock splits and similar transactions effected without receipt of consideration that result in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the bid and ask prices of the registrant’s common stock on the OTC Bulletin Board on August 1, 2011.
(3)	Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per share is based on the exercise price of the warrants, which is $0.75 per share.
(4)	Previously paid.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

(SUBJECT TO COMPLETION, DATED AUGUST 15, 2011)

PROSPECTUS

INSITE VISION INCORPORATED

51,769,816 Shares of Common Stock

This prospectus covers the resale by certain selling stockholders identified in this prospectus of up to an aggregate of 51,769,816 shares of our common stock, consisting of (i) 36,978,440 outstanding shares of common stock and (ii) 14,791,376 shares of common stock issuable upon the exercise of outstanding warrants. The shares of common stock and warrants were issued and sold to certain selling stockholders in a private placement in July 2011.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INSV.” On August 12, 2011, the closing bid price per share of our common stock was $0.66 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011.

i

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors” and the risk factors incorporated by reference in this prospectus as described in that section, and our financial statements and the notes thereto and other information incorporated by reference in this prospectus from our other filings with the Securities and Exchange Commission, or the SEC. In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to InSite Vision Incorporated, a Delaware corporation, and its subsidiaries.

Our Company

Overview

We are committed to advancing new and superior ophthalmologic products for unmet eye care needs. Our product portfolio utilizes our proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. Our DuraSite® platform is currently leveraged in two commercial products for the treatment of bacterial eye infections: AzaSite® (azithromycin 1% ophthalmic solution), marketed in the United States by Inspire Pharmaceuticals, Inc., a wholly-owned subsidiary of Merck & Co., Inc.; and Besivance™ (besifloxacin 0.6% ophthalmic suspension), marketed by Bausch & Lomb Incorporated and its partner Pfizer Inc. Our clinical-stage ophthalmic product pipeline includes AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) for the treatment of eye infections, ISV-303 for pain and swelling associated with ocular surgery and ISV-101 for the treatment of dry eye disease.

Our principal executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. Our website address is www.insitevision.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

Recent Developments

On July 12, 2011, we entered into a securities purchase agreement, or the Purchase Agreement, with the investors party thereto, or the Investors, pursuant to which we agreed to issue to the Investors, in a private placement, shares of our common stock and warrants to purchase shares of common stock, or the Warrants, for an aggregate purchase price of approximately $22.2 million, or the Offering. The purchase price for one share of common stock and a Warrant to purchase 0.40 shares of common stock was $0.60. Certain members of our management and a member of our board of directors participated in the Offering on the same terms as the other Investors. On July 18, 2011, we closed the Offering and issued and sold to the Investors an aggregate of 36,978,440 shares of common stock and Warrants to purchase up to 14,791,376 shares of common stock and received the aggregate purchase price. After deducting fees and expenses related to the Offering, we retained net proceeds of approximately $20.2 million.

Piper Jaffray & Co. served as sole placement agent, or the Placement Agent, and JMP Securities LLC served as financial advisor in connection with the Offering and received customary fees for their services.

Each Warrant has an initial exercise price of $0.75 per share of common stock. The Warrants are exercisable immediately and expire five years from the date of issuance. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment for stock splits, stock dividends or other reclassifications or combinations of the common stock. In addition, upon the occurrence of certain “fundamental transactions,” such as a merger or consolidation of our company into another entity or a sale of all or substantially all of our assets in a single transaction or a series of transactions, the holders of the Warrants, at their option, will be entitled to receive in cash an amount equal to the “Black Scholes value” of the Warrants as of the date of such “fundamental transaction” as determined in accordance with the terms of the Warrants. Furthermore, the Warrants contain a blocker provision that prevents a holder from exercising the Warrants to the extent that such exercise would result in the holder beneficially owning greater than 4.999% of the outstanding common stock immediately after the exercise (9.999% and 14.999% in the case of certain Investors). The 4.999% blocker provision may be waived by a holder by providing us with 61 days’ prior notice of its election, in which case the blocker provision will increase to 9.999%.

We also entered into a registration rights agreement, or the Registration Rights Agreement, dated as of July 12, 2011, with the Investors. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 30 days of closing the Offering, or the Filing Deadline, to register the resale of the shares of common stock issued and sold in the Offering and issuable upon exercise of the Warrants. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Subject to certain limited exceptions, if the registration statement is not declared effective by the SEC within 120 days of the closing of the Offering (or earlier in certain circumstances) or if we do not meet certain specified effectiveness time periods, we will be required to pay liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each Investor for each 30-day period (or pro rata portion thereof) during which we are not in compliance with the terms of the Registration Rights Agreement.

The above descriptions of the Purchase Agreement, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to Exhibits 10.1, 4.1 and 4.2, respectively, to our Current Report on Form 8-K filed with the SEC on July 18, 2011, and the above descriptions are qualified in their entirety by reference to these documents.

The shares of common stock and the Warrants (and the shares of common stock issuable upon exercise of the Warrants) were offered and sold by us pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, set forth in Regulation D promulgated thereunder.

The Offering

Common stock offered by the selling stockholders:	51,769,816 shares

Common stock to be outstanding after the offering:	146,592,409 (1)

OTC Bulletin Board symbol:	INSV

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

Risk factors:	See “Risk Factors” beginning on page 3 and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision

(1)	The number of shares of common stock shown to be outstanding after the offering is based on the number of shares of common stock outstanding as of August 12, 2011, assuming the full exercise of the Warrants to purchase 14,791,376 shares of common stock. This number does not include shares of common stock issuable upon exercise of other outstanding warrants or options granted or available under our equity incentive and compensation plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as those set forth in our most recent Quarterly Report on Form 10-Q on file with the SEC, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

Risks Related to this Offering

Sales of shares issued in the Offering may cause the market price of our shares to decline.

On July 18, 2011, we closed the Offering and issued 36,978,440 shares of common stock and Warrants to purchase up to 14,791,376 shares of common stock. We have agreed to register with the SEC the shares of common stock issued in the Offering and issuable upon exercise of the Warrants for resale. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, an aggregate of 51,769,816 shares of common stock issued in the Offering and issuable upon exercise of the Warrants may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

We may have to pay liquidated damages to the Investors, which would increase our expenses and reduce our cash resources.

In connection with the Offering, we entered into the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the Registration Rights Agreement or we otherwise fail to comply with certain provisions set forth in the Registration Rights Agreement, we will be required to pay the investors, as liquidated damages, 1.0% of the amount invested for each 30-day period (or a pro rata portion thereof) during which such failure continues until the shares are sold or can be sold without restriction under Rule 144 promulgated under the Securities Act. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payment of liquidated damages. Any payment of liquidated damages would increase our expenses, reduce our cash resources and may limit or preclude us from advancing our product candidates through clinical trials or otherwise growing our business.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend upon, among other things, our earnings, capital, regulatory requirements and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions described or incorporated by reference in this prospectus.

There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, among others, those discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus as well as other risks described in this prospectus and our subsequent filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made and we assume no obligation to update any of these statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Since April 21, 2009, our common stock has traded on the OTC Bulletin Board under the symbol “INSV.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. From September 30, 2008 to April 20, 2009, our common stock traded on The New York Stock Exchange Alternext US under the symbol “ISV.” The following table sets forth the high and low closing sales prices for our common stock as reported by the OTC Bulletin Board or The New York Stock Exchange Alternext US for the periods indicated. These prices do not include retail mark-ups, mark-downs or commissions.

	High	Low
2009
First Quarter	0.26	0.15
Second Quarter	0.59	0.26
Third Quarter	0.44	0.34
Fourth Quarter	0.47	0.36
2010
First Quarter	0.57	0.34
Second Quarter	0.42	0.30
Third Quarter	0.36	0.25
Fourth Quarter	0.37	0.28
2011
First Quarter	0.60	0.30
Second Quarter	0.93	0.63
Third Quarter (through August 12, 2011)	0.70	0.53

On August 12, 2011, the closing bid price per share of our common stock on the OTC Bulletin Board was $0.66.

On August 12, 2011, we had 131,801,033 shares of common stock outstanding and approximately 186 stockholders of record.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of July 26, 2011 by our executive officers and directors (individually and as a group) and each person who is known by us to beneficially own more than five percent of our common stock. In addition, the following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth below. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

Based on the information provided to us by the selling stockholders, assuming that the selling stockholders sell all of the shares of common stock owned by them that have been registered by us pursuant to the registration statement of which this prospectus forms a part and do not acquire any additional shares of common stock, each selling stockholder will not own any shares of common stock other than the shares appearing in the column entitled “Beneficial Ownership After Offering.” We cannot advise you as to whether the selling stockholders will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below:

	Beneficial Ownership Prior to Offering (1)		Common Stock Being Offered Pursuant to this Prospectus (Maximum	Beneficial Ownership After Offering (1)
Beneficial Owner	Shares	Percentage of Class (2)	Number that May Be Sold) (3)	Shares	Percentage of Class (2)
Executive Officers and Directors (4):
Rick D. Anderson	180,000	*	—	180,000	*
Timothy P. Lynch	180,000	*	—	180,000	*
Timothy McInerney	847,452	*	233,331	614,121	*
Evan S. Melrose, M.D.	179,504	*	—	179,504	*
Robert O’Holla	180,000	*	—	180,000	*
Anthony J. Yost	180,000	*	—	180,000	*
Timothy Ruane	280,000	*	280,000	—	*
Louis C. Drapeau	1,097,789	*	280,000	817,789	*
Lyle M. Bowman, Ph.D.	756,022	*	4,620	751,402	*
All executive officers and directors as a group (9 persons)	3,880,687	2.9	797,951	3,082,816	2.1
Principal Stockholders:
Eli Jacobson (5)	9,350,676	7.1	—	9,350,676	6.4
125 Broad Street, 32nd Floor New York, N.Y. 10004

Pinto Technology Ventures, L.P. (6)	8,382,363	6.4	—	8,382,363	5.7
Pinto Technology Ventures GP, L.P.
Pinto TV GP Company LLC
Matthew Crawford Evan S. Melrose, M.D. c/o PTV Sciences 221 West 6th Street, Suite 700 Austin, TX 78701
Coliseum Capital Management, LLC (7) Coliseum Capital, LLC Coliseum Capital Partners, L.P. Blackwell Partners, LLC Adam Gray Christopher Shackelton 767 Third Avenue, 35th Floor New York, N.Y. 10017	16,854,538	12.6	7,000,000	9,854,538	6.7
Broadfin Capital, LLC (8)	16,595,684	9.9	13,650,000	2,945,684	2.0
Broadfin Healthcare Master Fund, Ltd. Kevin Kotler 237 Park Avenue, Suite 900 New York, N.Y. 10017
Ayer Capital Management, LP (9)	7,000,000	5.2	7,000,000	—	—
ACM Capital Partners, LLC
Jay Venkatesan 230 California, Suite 600 San Francisco, CA 94111
Blackwell Partners, LLC (10) c/o DUMAC LLC 406 Blackwell Street, Suite 300 Durham, N.C. 27701	8,072,885	6.1	3,892,003	4,180,882	2.9
Selling Stockholders:
Ingalls & Snyder Value Partners, L.P. (11)	4,200,000	3.2	4,200,000	—	—
Redmile Group, LLC (12)	4,666,669	3.5	4,666,669	—	—
Redmile Ventures, Ltd.
Redmile Capital Fund, LP
Redmile Capital Offshore Fund, Ltd.
Redmile Capital Offshore Fund II, Ltd.
RA Capital Healthcare Fund, LP (13)	2,524,666	1.9	2,524,666	—	—
Perceptive Life Sciences Master Fund (14)	2,333,338	1.8	2,333,338	—	—
Deerfield Special Situations Fund International Limited (15)	1,421,000	1.1	1,421,000	—	—
Deerfield Special Situations Fund, LP (15)	912,338	*	912,338	—	—
Capital Ventures International (16)	1,166,690	*	1,166,690	—	—
Parallax Biomedical Fund, L.P. (17)	1,166,690	*	1,166,690	—	—
Kingsbrook Opportunities Master Fund LP (18)	840,000	*	840,000	—	—
Dafna Lifescience Select LTD (19)	583,380	*	583,380	—	—
Cummings Bay Healthcare Master Fund, L.P. (20)	583,380	*	583,380	—	—
Iroquois Master Fund Ltd (21)	583,380	*	583,380	—	—
Joshua Kazam (22)	175,000	*	175,000	—	—
Surendra I. Patel (23)	23,331	*	23,331	—	—

*	Less than 1%.
(1)	Includes shares of common stock underlying stock options and warrants exercisable within 60 days of July 26, 2011.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 131,801,033 shares of common stock outstanding as of July 26, 2011. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of the Warrants or any options held by such selling stockholder; however, we did not assume exercise of any other holders options or Warrants.
(3)	All 51,769,816 shares of common stock offered pursuant to this prospectus were acquired in the Offering or are issuable upon exercise of the Warrants.
(4)	The address for our executive officers and directors is c/o InSite Vision Corporation, 965 Atlantic Avenue, Alameda, CA 94501. Includes shares of common stock underlying stock options exercisable within 60 days of July 26, 2011 as follows: Mr. Anderson, 180,000 shares; Mr. Lynch, 180,000 shares; Mr. McInerney, 180,000 shares; Mr. O’Holla, 180,000 shares; Mr. Yost, 180,000 shares; Mr. Drapeau, 757,789 shares; and Mr. Bowman, 679,014 shares.
(5)	Information is based on the Schedule 13G/A filed with the SEC on February 10, 2011 by Eli Jacobson.
(6)	Information is based on the Schedule 13D/A filed with the SEC on August 31, 2010 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC, or the Pinto Entities, and Matthew Crawford and Evan S. Melrose M.D. and includes the expiration of 400,000 warrants thereafter. The amount above includes 7,744,621 shares held by Pinto Technology Ventures, L.P. and 458,015 shares of common stock issuable upon the exercise of warrants. The Pinto Entities, Mr. Crawford and Dr. Melrose share voting and dispositive power with respect to such shares. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. In addition, the amount above includes 128,000 shares and 179,504 shares for which Mr. Crawford and Dr. Melrose, respectively, have sole voting and dispositive power, and 180,000 shares issuable upon the exercise of stock options granted to Dr. Melrose and transferred to the Pinto Entities.
(7)	Amount is comprised of 16,854,538 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, 10,923,656 shares over which Coliseum Capital, LLC and Coliseum Capital Partners, L.P. have shared voting and dispositive power and 5,930,882 shares over which Blackwell Partners, LLC has shared voting and dispositive power.
(8)	Percentage ownership is based on the Schedule 13G filed with the SEC on July 22, 2011 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., or Broadfin Master Fund, and Kevin Kotler. Percentage ownership may be as high as 12.2%; however, pursuant to the terms of the Warrants held directly by Broadfin Master Fund, the Warrants may not be exercised to the extent that such exercise would result in Broadfin Master Fund beneficially owning greater than 9.999% of the outstanding shares of common stock. Mr. Kotler has voting and investment power over these shares.
(9)	Mr. Venkatesan has voting and investment power over these securities.
(10)	Includes 5,930,882 shares described in footnote (8) above over which Blackwell Partners, LLC shares voting and dispositive power with Coliseum Capital Management, LLC and Messrs. Gray and Shackleton.
(11)	Thomas O. Boucher, Jr., Robert L. Gipson and Adam Janouk share voting and investment power over these securities.
(12)	Includes 137,250 shares held directly by Redmile Ventures, Ltd., or RV, 1,588,688 shares held directly by Redmile Capital Fund, LP, or RCF, 2,109,491 shares held directly by Redmile Capital Offshore Fund, Ltd., or RCO I, and 831,240 shares held directly by Redmile Capital Offshore Fund II, Ltd., or RCO II. Redmile Group, LLC as the investment manager of RV, RCF, RCO I and RCO II and consequently has voting and investment discretion over securities held by RV, RCF, RCO I and RCO II. Mr. Jeremy Green is the managing member of Redmile Group, LLC and has voting and investment power over these securities.
(13)	Peter Kolchinsky has voting and investment power over these securities.
(14)	Joshua Edelman has voting and investment power over these securities.
(15)	James E. Flynn has voting and investment power over these securities.
(16)	Heights Capital Management, Inc., or Heights, the authorized agent of Capital Ventures International, or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owners of these shares. Martin Kobinger, in his capacity as Heights, may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(17)	Kellie Seringer has voting and investment power over these securities.
(18)	Kingsbrook Partners LP, or Kingsbrook Partners, is the investment manager of Kingsbrook Opportunities Master Fund LP, or Kingsbrook Opportunities, and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC, or Opportunities GP, is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC, or GP LLC, is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and, as a result, share voting and investment power over these securities and may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaims beneficial ownership of these securities.

(19)	Nathan Fischel and Fariba Ghodsian share voting and investment power over these securities.
(20)	Includes shares of common stock and Warrants to purchase shares of common stock acquired by Cummings Bay Healthcare Fund, L.P. in the Offering and subsequently transferred to Cummings Bay Healthcare Master Fund, L.P. Michael Gregory has voting and investment power over these securities.
(21)	Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of Iroquois Master Fund, LTD, or IMF. Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Messrs. Silverman and Abbe disclaim such beneficial ownership.
(22)	Mr. Kazam is an affiliate of a registered broker-dealer. The securities owned by Mr. Kazam were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. Kazam had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(23)	Mr. Patel is our Vice President, Operations and Quality.

DESCRIPTION OF CAPITAL STOCK

The below discussion of our capital stock, our restated certificate of incorporation, as amended, or our Certificate of Incorporation, and our amended bylaws, or our Bylaws, is only a summary and is not complete. For more information regarding our capital stock which may be offered by this prospectus, please refer to our Certificate of Incorporation and our Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Certificate of Incorporation authorizes the issuance of 240,000,000 shares of common stock, $0.01 par value per share. As of August 12, 2011, 131,801,033 shares of common stock were issued and outstanding, warrants to purchase up to an aggregate of 15,749,391 shares of common stock were outstanding (including the Warrants to purchase up to 14,791,376 shares of common stock), 10,552,963 shares of common stock were reserved for issuance pursuant to outstanding options or available under our equity incentive and compensation plans and no shares of preferred stock were outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Registration Rights

In connection with the Offering, we entered into the Registration Rights Agreement pursuant to which we agreed to file a registration statement on or prior to the Filing Deadline to register the resale of the shares of common stock issued and sold in the Offering and issuable upon exercise of the Warrants. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. In addition, subject to certain limited exceptions, if the registration statement is not declared effective by the SEC within 120 days of the Closing of the Offering (or earlier in certain circumstances) or if we do not meet certain specified effectiveness time periods, we will be required to pay liquidated damages in an amount equal to 1.0% of the aggregate amount invested by each Investor for each 30-day period (or pro rata portion thereof) during which we are not in compliance with the terms of the Registration Rights Agreement.

Lock-Up Arrangements

We have agreed with the Investors that, for a period of 30 days following the effective date of the registration statement of which this prospectus forms a part, we will not issue any shares of common stock or common stock equivalents, except in connection with acquisitions or strategic transactions with an operating company in a business synergistic with our business and approved by a majority of the disinterested members of our board of directors, upon the exercise of any outstanding options or warrants (including the Warrants) or to employees, directors or consultants pursuant to our equity incentive and compensation plans.

In addition, our directors and certain of our officers have agreed with the Placement Agent that, for a period of 30 days following the effective date of the registration statement of which this prospectus forms a part, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, subject to certain exceptions. The Placement Agent may, in its sole discretion, at any time, release all or any portion of the shares from the restrictions in such agreements.

Preferred Stock

Our board of directors has authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock or delaying or preventing a change in control of our company without further action by the stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than 120 days prior to the annual meeting and not later than the later of 90 days prior to the annual meeting or 10 days after the day on which we publicly announce the date of the annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in our Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our Bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by our Chairman of the Board, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors. For director nominations to be properly brought before a special meeting of stockholders at which directors are to be elected, a stockholder must give notice thereof in writing not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and of the nominees proposed by our board of directors to be elected at the special meeting.

No Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not permit our stockholders to act by written consent for any actions required or permitted to be taken at any annual or special meeting of stockholders.

Super-Majority Stockholder Vote Required for Certain Actions

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal (i) the provision relating to the indemnification of our officers and directors and (ii) the prohibition on action by written consent of the stockholders in lieu of a meeting. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our Bylaws by the stockholders. Our bylaws may be amended or repealed by a 66 2/3% vote of our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company located at 59 Maiden Lane, Plaza Level, New York, NY 10038.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the selling stockholders and issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the common stock and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash as described in the section entitled “Use of Proceeds.” We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders, Mr. Kazam and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $80,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Jones Day, Palo Alto, California.

EXPERTS

The consolidated financial statements of InSite Vision Incorporated as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 incorporated by reference in this Registration Statement on Form S-1 have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 4, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 3, 2011;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2011, April 21, 2011, June 2, 2011, July 18, 2011 and August 15, 2011; and

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 19, 2011.

These reports and documents can be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

Attn.: Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

INSITE VISION INCORPORATED

51,769,816 Shares of Common Stock

PROSPECTUS

, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Company in connection with the registration of our securities offered hereby. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$4,015
Printing Fees and Expenses	25,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	20,000
Miscellaneous	5,985

Total	80,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of the Company’s restated certificate of incorporation, as amended (the “Restated Certificate”), provides for indemnification of its directors and officers to the fullest extent permitted by law, as now in effect or later amended. In addition, the Restated Certificate provides for indemnification against expenses incurred by a director, officer or other person entitled to indemnification to be paid by the Company from time to time in advance of the final disposition of such action, suit or proceeding and, if required by the Delaware General Corporation Law (the “DGCL”), upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The Restated Certificate further provides for a contractual cause of action on the part of the Company’s directors and officers for indemnification claims that have not been paid by it. The Restated Certificate limits under certain circumstances the liability of the Company’s directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

1. by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

2. by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

3. if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

4. by the stockholders.

Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify him or her against that liability under Section 145 of the DGCL. The Company maintains liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

We have also entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines and settlement amounts that such person becomes legally obligated to pay in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its subsidiaries. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The above discussion of our corporate documents and agreements is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents and agreements.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On July 12, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and the investors party thereto (the “Investors”) pursuant to which the Company agreed to issue to the Investors in a private placement shares of its common stock and warrants to purchase shares of common stock for an aggregate purchase price of approximately $22.2 million (the “Offering”). The purchase price for one share of common stock and a warrant to purchase 0.40 shares of common stock was $0.60. Certain members of the Company’s management and a member of its board of directors participated in the Offering on the same terms as the other Investors. On July 18, 2011, the Company closed the Offering and issued and sold to the Investors an aggregate of 36,978,440 shares of common stock and warrants to purchase up to 14,791,376 shares of common stock and received the aggregate purchase price. After deducting fees and expenses related to the Offering, the Company retained net proceeds of approximately $20.2 million.

The shares of common stock and the warrants were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933 set forth in Regulation D promulgated thereunder.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

Exhibit Number		Description

3.1	(1)	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 25, 1993.

3.2	(2)	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997.

3.3	(2)	Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997.

3.4	(3)	Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002.

3.5	(4)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 3, 1994.

3.6	(5)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 20, 2000.

3.7	(5)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.

3.8	(6)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 23, 2006.

3.9	(7)	Amended Bylaws, as amended on June 2, 2008.

4.1		Reference is made to Exhibits 3.1 through 3.9.

4.2	(8)	Form of Warrant.

4.3	(8)	Registration Rights Agreement.

5.1	*	Legal Opinion of Jones Day, dated as of August 4, 2011.

10.1	(9)	InSite Vision Incorporated Amended and Restated Employee Stock Purchase Plan adopted October 15, 2007.

10.2	(10)HH	InSite Vision Incorporated 1994 Stock Option Plan (Amended and Restated as of June 8, 1998).

10.3	(9)HH	InSite Vision Incorporated 2007 Performance Incentive Plan.

10.4	(9)	Form of Nonqualified Stock Option Agreement (2007).

10.5	(9)	Form of Incentive Stock Option Agreement (2007).

10.6	(11)	Form of Indemnification Agreement between the Company and its directors and officers.

10.7	(12)	Form of Employee’s Proprietary Information and Inventions Agreement.

10.8	(13)	Facilities Lease, dated September 1, 1996, between the Registrant and Alameda Real Estate Investments.

10.9	(14)	Amendment No. 1 to Marina Village Office Tech Lease, dated July 20, 2001 and effective January 1, 2002.

10.10	(15)	Form of Warrant, dated as of August 15, 2006.

10.11	(19)	Amendment No. 3 to Marina Village Office Tech Lease, dated November 28, 2006.

10.12	(16)H	Exclusive License Agreement, dated as of February 15, 2007, by and between the Company and Pfizer, Inc. and Pfizer Products, Inc.

10.13	(16)H	License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.14	(16)H	Trademark License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.15	(16)H	Supply Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.16	(16)HH	Change in Control Agreement for S. Kumar Chandrasekaran adopted by InSite Vision Incorporated on May 2, 2007.

10.17	(17)	Purchase and Sale Agreement, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and the Company.

10.18	(17)	Note Purchase Agreement, dated as of February 21, 2008, by and among Azithromycin Royalty Sub LLC, the Company and the purchasers named therein.

10.19	(17)	Indenture, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and U.S. Bank National Association.

10.20	(17)	Pledge and Security Agreement made by the Company to U.S. Bank National Association, as Trustee, dated February 21, 2008.

10.21	(17)	Residual License Agreement by and between Azithromycin Royalty Sub LLC and the Company dated February 21, 2008.

10.22	(18)	InSite Vision Incorporated Annual Bonus Plan.

10.23	(19)	InSite Vision Incorporated Severance Plan.

10.24	HH	Offer letter, by and between the Company and Louis Drapeau, dated October 31, 2008.

10.25	HH	Offer letter, by and between the Company and Timothy Ruane, dated December 1, 2010.

10.26	(8)	Form of Securities Purchase Agreement.

23.1		Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.

23.2	*	Consent of Jones Day (incorporated by reference to Exhibit 5.1 to this Registration Statement).

24.1	*	Power of Attorney (included in the signature page to this Registration Statement).

*	Previously filed.
(1)	Incorporated by reference to exhibits in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
(2)	Incorporated by reference to exhibits in the Company’s Registration Statement on Form S-3 (Registration No. 333-36673) as filed with the Securities and Exchange Commission on September 29, 1997.
(3)	Incorporated by reference to an exhibit in Amendment No. 1 the Company’s Registration Statement on Form S- 1 (Registration No. 33-68024) as filed with the Securities and Exchange Commission on September 16, 1993.
(4)	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-3 (file Number 333-126084) as filed with the Securities and Exchange Commission on June 23, 2005.
(5)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
(6)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
(7)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2008.
(8)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on July 18, 2011.
(9)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2007.
(10)	Incorporated by reference to exhibits to the Company’s Registration Statement on Form S-8 (Registration No. 333-60057) as filed with the Securities and Exchange Commission on July 28, 1998.
(11)	Incorporated by reference to an exhibit in the Company’s Registration Statement on Form S-1 (Registration No. 33-68024) as filed with the Securities and Exchange Commission on August 27, 1993.

(12)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
(13)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996.
(14)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(15)	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 13, 2006 (File Number 333-137994).
(16)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
(17)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
(18)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
(19)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2009.
H	Confidential treatment has been granted with respect to certain portions of this agreement.
HH	Management contract or compensatory plan.

(b)	Financial Statement Schedules

None.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons of the Registrant pursuant to our Articles of Incorporation or Amended and Restated Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on August 15, 2011.

INSITE VISION INCORPORATED

By:	/s/ TIMOTHY RUANE
Timothy Ruane
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY RUANE Timothy Ruane	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2011

/s/ LOUIS DRAPEAU Louis Drapeau	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2011

* Evan S. Melrose, M.D.	Chairman of the Board of Directors	August 15, 2011

Brian Levy, M.D.	Director

* Timothy P. Lynch	Director	August 15, 2011

* Timothy McInerney	Director	August 15, 2011

* Robert O’Holla	Director	August 15, 2011

* Anthony J. Yost	Director	August 15, 2011

*By:	/s/ Louis Drapeau
Louis Drapeau Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description

3.1	(1)	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 25, 1993.

3.2	(2)	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997.

3.3	(2)	Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997.

3.4	(3)	Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002.

3.5	(4)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 3, 1994.

3.6	(5)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 20, 2000.

3.7	(5)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.

3.8	(6)	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 23, 2006.

3.9	(7)	Amended Bylaws, as amended on June 2, 2008.

4.1		Reference is made to Exhibits 3.1 through 3.9.

4.2	(8)	Form of Warrant.

4.3	(8)	Registration Rights Agreement.

5.1	*	Legal Opinion of Jones Day, dated as of August 4, 2011.

10.1	(9)	InSite Vision Incorporated Amended and Restated Employee Stock Purchase Plan adopted October 15, 2007.

10.2	(10)HH	InSite Vision Incorporated 1994 Stock Option Plan (Amended and Restated as of June 8, 1998).

10.3	(9)HH	InSite Vision Incorporated 2007 Performance Incentive Plan.

10.4	(9)	Form of Nonqualified Stock Option Agreement (2007).

10.5	(9)	Form of Incentive Stock Option Agreement (2007).

10.6	(11)	Form of Indemnification Agreement between the Company and its directors and officers.

10.7	(12)	Form of Employee’s Proprietary Information and Inventions Agreement.

10.8	(13)	Facilities Lease, dated September 1, 1996, between the Registrant and Alameda Real Estate Investments.

10.9	(14)	Amendment No. 1 to Marina Village Office Tech Lease, dated July 20, 2001 and effective January 1, 2002.

10.10	(15)	Form of Warrant, dated as of August 15, 2006.

10.11	(19)	Amendment No. 3 to Marina Village Office Tech Lease, dated November 28, 2006.

10.12	(16)H	Exclusive License Agreement, dated as of February 15, 2007, by and between the Company and Pfizer, Inc. and Pfizer Products, Inc.

10.13	(16)H	License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.14	(16)H	Trademark License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.15	(16)H	Supply Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.

10.16	(16)HH	Change in Control Agreement for S. Kumar Chandrasekaran adopted by InSite Vision Incorporated on May 2, 2007.

10.17	(17)	Purchase and Sale Agreement, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and the Company.

10.18	(17)	Note Purchase Agreement, dated as of February 21, 2008, by and among Azithromycin Royalty Sub LLC, the Company and the purchasers named therein.

10.19	(17)	Indenture, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and U.S. Bank National Association.

10.20	(17)	Pledge and Security Agreement made by the Company to U.S. Bank National Association, as Trustee, dated February 21, 2008.

10.21	(17)	Residual License Agreement by and between Azithromycin Royalty Sub LLC and the Company dated February 21, 2008.

10.22	(18)	InSite Vision Incorporated Annual Bonus Plan.

10.23	(19)	InSite Vision Incorporated Severance Plan.

10.24	HH	Offer letter, by and between the Company and Louis Drapeau, dated October 31, 2008.

10.25	HH	Offer letter, by and between the Company and Timothy Ruane, dated December 1, 2010.

10.26	(8)	Form of Securities Purchase Agreement.

23.1		Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.

23.2	*	Consent of Jones Day (incorporated by reference to Exhibit 5.1 to this Registration Statement).

24.1	*	Power of Attorney (included in the signature page to this Registration Statement).

*	Previously filed.
(1)	Incorporated by reference to exhibits in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
(2)	Incorporated by reference to exhibits in the Company’s Registration Statement on Form S-3 (Registration No. 333-36673) as filed with the Securities and Exchange Commission on September 29, 1997.
(3)	Incorporated by reference to an exhibit in Amendment No. 1 the Company’s Registration Statement on Form S- 1 (Registration No. 33-68024) as filed with the Securities and Exchange Commission on September 16, 1993.
(4)	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-3 (file Number 333-126084) as filed with the Securities and Exchange Commission on June 23, 2005.
(5)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
(6)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
(7)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2008.
(8)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on July 18, 2011.
(9)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2007.
(10)	Incorporated by reference to exhibits to the Company’s Registration Statement on Form S-8 (Registration No. 333-60057) as filed with the Securities and Exchange Commission on July 28, 1998.
(11)	Incorporated by reference to an exhibit in the Company’s Registration Statement on Form S-1 (Registration No. 33-68024) as filed with the Securities and Exchange Commission on August 27, 1993.
(12)	Incorporated by reference to an exhibit in the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
(13)	Incorporated by reference to an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996.
(14)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.
(15)	Incorporated by reference to an exhibit to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 13, 2006 (File Number 333-137994).
(16)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
(17)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
(18)	Incorporated by reference to an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.
(19)	Incorporated by reference to an exhibit in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2009.
H	Confidential treatment has been granted with respect to certain portions of this agreement.
HH	Management contract or compensatory plan.